MIRAMAR LABS, INC.
KEY EMPLOYEE RETENTION PLAN
1.PURPOSE.
(a)    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board recognizes that such possibilities can cause employees of the Company to consider alternative employment opportunities. The purpose of the Plan is to establish a Bonus Pool for designated Key Employees payable upon the occurrence of a Change of Control to (i) assure that the Company will have the continued dedication and objectivity of Key Employees, notwithstanding the possibility, threat or occurrence of a Change of Control, (ii) provide Key Employees with an incentive to continue their service with the Company, or any subsidiary of the Company, prior to a Change of Control and to motivate the team to maximize the value of the Company upon a Change of Control for the benefit of its stockholders, and (iii) provide Key Employees with enhanced financial security, incentive and encouragement to remain with the Company, or any subsidiary of the Company, notwithstanding the possibility of a Change of Control. It is understood that transaction bonus amounts payable to the Key Employees under this Plan will be measured by the amount of proceeds available for distribution to stockholders of the Company and that the distribution(s) of such transaction bonuses to Key Employees will have priority over related distribution(s) with respect to capital stock of the Company made at the same time.
(b)    The Board has determined that the adoption of the Plan is in the best interests of the Company and its stockholders.
2.    DEFINITIONS.
(a)    “Board” means the Board of Directors of the Company.
(b)    “Bonus Amount” has the meaning ascribed to it in Section 4 of the Plan.
(c)    “Bonus Pool” has the meaning ascribed to it in Section 4 of the Plan.
(d)    “Change of Control” shall mean the occurrence of any of the following events:
(1)    the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”), that is or becomes the owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Section 2(d)(1), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or
(2)    a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 2(d)(2), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 2(d)(2), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors, shall not constitute a Change of Control event for purposes of this Plan. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control for purposes of this Plan.
(e)    “Closing” means the closing of a transaction constituting a Change of Control.
(f)    “Closing Date” has the meaning ascribed to it in Section 5 of the Plan.
(g)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
(h)    “Common Stock” means common stock of the Company.
(i)    “Company” means Miramar Labs, Inc. a Delaware corporation, and any successor.
(j)    “Effective Date” has the meaning ascribed to it on the signature page of the Plan.
(k)    “Equity Consideration” means (i) all amounts other than Post-Closing Payments, if any, with respect to all Common Stock acquired pursuant to stock options that were exercised on or after January 1, 2017, and outstanding stock options to purchase Common Stock held by a Key Employee and his or her Family Members that a Key Employee and his or her Family Members receive in connection with the Closing and (ii) with respect to vested stock options to purchase Common Stock held by a Key Employee and his or her Family Members that are assumed by an acquirer or successor corporation in connection with the Closing, the product of (A) the sum of (1) the price per share of Common Stock paid by the acquirer or successor corporation in connection with the Closing (excluding, for clarification, Post-Closing Payments), less (2) the per share exercise price of the applicable stock option, multiplied by (B) the number of vested shares of Common Stock subject to the stock option being assumed. Equity Consideration will be determined without regard to payments that are made under the Plan. For the avoidance of doubt, unvested stock options assumed by the acquirer or successor corporation will not be included in the calculation of Equity Consideration.
(l)    “Excise Tax” has the meaning ascribed to it in Section 5 of the Plan.
(m)    “Family Members” means any family member of a Key Employee, including a Key Employee’s spouse, lineal descendant or ancestor, uncle, aunt, nephew, niece, brother or sister or stepchild (whether or not adopted), and any trust for the benefit of the Key Employee or such Key Employee’s family members.
(n)    “Firm” has the meaning ascribed to it in Section 5 of the Plan.
(o)    “Individual Percentage” means the percentage specified for a particular Key Employee as determined by the Board, which shall be set forth in a Key Employee’s Participation Agreement.
(p)    “IRS” means the Internal Revenue Service.
(q)    “Key Employee” means any person employed by the Company, or any subsidiary of the Company, who is designated by the Board in writing from time to time as a Key Employee for purposes of the Plan.
(r)    “Net Proceeds” means:
(1)    With respect to a Change of Control described in Section 2(d)(1), the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Change of Control, including amounts distributed after the closing of the Change of Control pursuant to any escrow, earn-out or other similar arrangement (the “Post-Closing Payments”). For purposes of clarification, the proceeds available for distribution to the holders of the Company’s equity securities as set forth in this Section 2(r)(1) is net of the repayment of all Company debt outstanding, including all costs and fees associated with the transaction.
(2)    With respect to a Change of Control described in Section 2(d)(2), the sum of any cash and the fair market value of any securities or other assets or property received by the Company in connection with a Change of Control, including Post-Closing Payments, after repayment of all Company debt outstanding and after subtracting all costs and fees associated with the transaction.
For purposes of clarity, change of control bonus payments other than change of control bonus payments under this Plan, whether ranking senior, junior or on parity with payments under this Plan, will be considered an outstanding debt or cost or fee associated with the transaction.
The fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities or received by the Company, as applicable, in connection with a Change of Control will be determined on the same basis on which such securities or other assets or property were valued in such Change of Control.

(s)    “Participation Agreement” means an individualized agreement setting forth a Key Employee’s Individual Percentage and other terms relating to the Key Employee’s participation in the Plan. The form of Participation Agreement is attached hereto as Exhibit A.
(t)    “Payment” has the meaning ascribed to it in Section 5 of this Plan.
(u)    “Person” has the meaning ascribed to it in Section 2(d)(1) of this Plan.
(v)    “Plan” means this Miramar Labs, Inc. Key Employee Retention Plan.
(w)    “Post-Closing Payments” has the meaning ascribed to it in Section 2(r)(1) of this Plan.
(x)    “Reduced Amount” has the meaning ascribed to it in Section 5 of the Plan.
(y)    “Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(z)    “Treasury Regulations” means the regulations under the Code. Reference to a specific Treasury Regulation Section thereunder shall include such regulations and any comparable provision of any future legislation or regulation amending, supplementing or superseding such regulation.
3.    ADMINISTRATION.
(a)    The Plan shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including the Key Employees, and shall be given the maximum deference permitted by law.
(b)    The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(1)    To determine from time to time which employees of the Company, or any subsidiary of the Company, shall be designated as Key Employees entitled to participate in the Plan and the terms under which they will be entitled to participate.
(2)    To determine whether or not a transaction or related series of transactions results in a Change of Control.
(3)    To determine the amount of the Net Proceeds and each Key Employee’s Equity Consideration.
(4)    To establish, change, and adjust, in its sole discretion, the Individual Percentage for each of the Key Employees.
(5)    To determine the value of any non-cash consideration distributed pursuant to the Plan, provided that the valuation of identical property shall be consistently applied for all purposes.

(c)    The Board may delegate some or all of its powers and responsibilities under the Plan either to a committee of the Board or to one or more officers of the Company.
(d)    All expenses and liabilities that members of the Board or its delegate incur in connection with the administration of the Plan shall be borne by the Company or its successor. No members of the Board or its delegate shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board or its delegate shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination, or interpretation.
4.    BONUS POOL.
(a)    Establishment. Upon the first Closing to occur after the Effective Date, a bonus pool (the “Bonus Pool”) shall be established in an amount equal to the product of (x) 10% multiplied by (y) the Net Proceeds.
(b)    Allocation of Bonus Pool. The allocation of the Bonus Pool to individuals designated as Key Employees shall be set forth in writing from time to time as determined by the Board. Each Key Employee’s allocable share of the Bonus Pool (the “Bonus Amount”) under the Plan will be equal to:
(1)    The portion of the Bonus Pool assigned to the Key Employee pursuant to such Key Employee’s Individual Percentage, minus
(2)    The Key Employee’s Equity Consideration.
Each Key Employee’s Individual Percentage will be set forth in his or her Participation Agreement. Notwithstanding the foregoing, the amount of a Key Employee’s Bonus Amount as calculated pursuant to this Section 4 will never be less than zero. To the extent a Key Employee’s Equity Consideration exceeds the amount calculated under Section 4(b)(1), then such Key Employee’s Bonus Amount will equal “zero,” and such Key Employee will not receive any Bonus Amount pursuant to this Plan. The Company shall be permitted to reduce any unpaid Bonus Amount to give effect to the reduction of a Key Employee’s Bonus Amount by such Key Employee’s Equity Consideration pursuant to the formula described herein. Each Key Employee’s Bonus Amount will also be subject to adjustment under Section 5, to the extent necessary.
(c)    Unallocated Portion of Bonus Pool. If, after making all distributions to Key Employees in accordance with Section 5, any amount of the Bonus Pool has not been distributed to Key Employees, such amount shall be distributed to the Company’s stockholders in the same manner as the other proceeds resulting from the Change of Control.
5.    DISTRIBUTIONS.
(a)    If the conditions for distribution set forth in the Plan are satisfied, upon the date of the Closing (the “Closing Date”), each Key Employee shall be entitled to receive from the Company one hundred percent (100%) of his or her Bonus Amount in the same form or forms of payment and in the same proportions paid by the purchaser(s) to the holders of the Company’s equity securities upon the Change of Control, whether such distribution is at Closing or a delayed distribution pursuant to the application of any escrow, earn-out or other similar arrangement. Notwithstanding the foregoing, the Board, in its sole discretion, may determine that all or a portion of the Bonus Amounts will be paid in cash.
(b)    Any securities that are issued to the Key Employees pursuant to this Plan shall be subject to the same or similar restrictions as imposed by a purchaser on the securities of the Company’s stockholders as set forth in the agreement pursuant to which the Change of Control occurs and such restrictions that are required by applicable securities laws.
(c)    Except as provided by this Section 5(c), Bonus Amounts shall be distributed to Key Employees as soon as practicable on or after the Closing Date, but in no event later than thirty (30) days following the Closing Date. Notwithstanding the foregoing, any portion of the Bonus Amounts related to Post-Closing Payments shall be paid to Key Employees if and when paid to the Company’s stockholders (and subject to the same terms and conditions as apply to the Company’s stockholders generally); provided, however, that any Post-Closing Payments not distributed to the Key Employees by the fifth (5th) anniversary of the Closing Date shall be forfeited by the Key Employees and shall instead be distributed in accordance with Section 4(c) above. If a Key Employee is eligible to receive a Plan distribution as of the Closing Date, then such Key Employee shall also be entitled to his or her allocation of any Post-Closing Payments regardless of whether such Key Employee is an employee of the Company, or any subsidiary of the Company, on the date any such Post-Closing Payments are made, subject to the preceding sentence.
(d)    A Key Employee must be an employee of the Company (or a subsidiary of the Company) on the Closing Date and not have had a “separation of service” (within the meaning of Section 409A) from the Company (or the subsidiary of the Company employing the individual) to be eligible to receive his or her Bonus Amount. Upon termination of a Key Employee’s employment prior to the Closing Date, such Key Employee shall no longer be a Key Employee in the Plan and shall not be entitled to any distributions hereunder. Such Key Employee’s Bonus Amount shall either be available for reallocation and distribution under this Plan as determined by the Board in its discretion, subject to Section 6, or distributed to Company stockholders pursuant to Section 4(c).
(e)    Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Key Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Key Employee’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Key Employee under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Key Employee and in the order prescribed by this Section 5(e). In no event shall the Key Employee have any discretion with respect to the ordering of payment reductions.
A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.
For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Key Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.
The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Key Employee within fifteen (15) calendar days after the date on which the Key Employee’s right to a Payment is triggered (if requested at that time by the Company or the Key Employee) or such other time as requested by the Company or the Key Employee. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and the Key Employee.
6.    AMENDMENT OR TERMINATION OF THE PLAN.
(a)    The Board at any time, and from time to time, prior to the Closing may amend or terminate the Plan in any manner in its sole discretion; provided, however, that the Plan may not be amended or terminated on or following the Closing without the consent of each Key Employee affected by the amendment or termination, except pursuant to Section 13, as may be required by any applicable law or as necessary to correct administrative errors.
(b)    The Plan shall automatically terminate upon the earlier of (i) December 31, 2017, (ii) the completion of all payments under the terms of the Plan, (iii) the closing of an equity financing that occurs prior to a Closing that raises in excess of $20,000,000 from sources other than current stockholders of the Company, or (iv) a determination by the Board to terminate the Plan consistent with Section 6(a).
7.    NO GUARANTEE OF FUTURE SERVICE.
Selection of an individual to participate as a Key Employee under the Plan shall not provide any guarantee or promise of continued service of the Key Employee with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing a Key Employee) retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.
8.    NO EQUITY INTEREST.
Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.
9.    TAX WITHHOLDING.
The Company shall withhold from any distribution under the Plan to a Key Employee and/or require the Key Employee to remit payments to the Company for any amount required to satisfy the Company’s income, employment or other tax withholding obligations under federal, state or other applicable law that are related to payments or benefits provided to the Key Employee under the Plan. The Key Employee will be solely responsible for any such tax withholding obligations and shall be responsible for remitting any necessary funds to the Company to meet such tax withholding obligations.
10.    FUNDING.
The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Plan other than as unsecured general creditors of the Company.
11.    BONUS PLAN.
This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.
12.    NONASSIGNABILITY.
To the maximum extent permitted by law, a Key Employee’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

13.    CODE SECTION 409A.
Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Bonus Amounts under the Plan required to be paid no later than 30 days following the Closing of the Change of Control are intended to fall within the “short-term deferral” exemption from Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the Bonus Amounts to be provided hereunder will be subject to the additional tax imposed under Section 409A. All other payments are meant to comply with Section 409A so that none of the Bonus Amounts to be provided hereunder will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Company cannot and has not guaranteed that the IRS will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A. If the IRS determines that the Plan benefits are deferred compensation, the Key Employee shall be solely responsible for the Key Employee’s costs related to such a determination, if any. The Company and each Key Employee will work together in good faith to consider either (i) amendments to this Plan; or (ii) revisions to the Plan with respect to the payment of any Bonus Amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Key Employee under Section 409A. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Key Employee, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Bonus Amounts.
14.    CHOICE OF LAW.
All questions concerning the construction, validation and interpretation of the Plan will be governed by the laws of the State of California without regard to its conflict of laws provisions.
15.    SUCCESSORS AND ASSIGNS.
The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a Change of Control the Company shall require its successor(s) or assign(s) to assume the Company’s obligations under the Plan.
16.    HEADINGS.
The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

The Miramar Labs, Inc. Key Employee Retention Plan is adopted by an authorized officer of the Company effective as of March 9, 2017 (the “Effective Date”).

MIRAMAR LABS, INC.

By:	/s/ Mark Deem

Print Name:	Mark Deem

Title:	Director

EXHIBIT A
MIRAMAR LABS, INC. KEY EMPLOYEE RETENTION PLAN
PARTICIPATION AGREEMENT

________________________ (the “Key Employee”) has been selected to participate in the Miramar Labs, Inc. Key Employee Retention Plan, as it may be amended from time to time (the “Plan”). The capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

Date of Issuance:         ______________, 2017

The Key Employee’s Individual Percentage shall be:

Individual Percentage:    _____ %

In the event of a Change of Control, and assuming the Key Employee satisfies the conditions for payment in the Plan, the Key Employee’s Bonus Amount will be equal to the product of the Individual Percentage, multiplied by the value of the Bonus Pool, subject to adjustment as set forth in Section 4 and Section 5 of the Plan.

The Key Employee’s Bonus Amount shall be distributed in accordance with the Plan.

If the Key Employee terminates employment with the Company, or a subsidiary of the Company, prior to the Closing Date, then the Key Employee will have no rights to receive any Bonus Amount under the Plan and this Participation Agreement shall be null and void.

The Key Employee acknowledges that any interest in a Bonus Amount is subject to the conditions of the Plan and this Participation Agreement. The Key Employee acknowledges receipt of a copy of the Plan and represents that the Key Employee has read and is familiar with its provisions.

MIRAMAR LABS, INC.	KEY EMPLOYEE

By:	Signature:

Its:	Date: